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                          A.S.V., Inc. and Subsidiary
                Exhibit 11 - Computation of Earnings per Share
                         Three Months Ended March 31,


                                                             2001               2000
                                                        -------------       ------------
Basic
 Earnings
  Net earnings                                          $     203,970       $    416,761
                                                        =============       ============

 Shares
  Weighted average number of common
   shares outstanding                                      10,209,997          9,688,861
                                                        =============       ============

 Earnings per common share                              $         .02       $        .04
                                                        =============       ============

Diluted
 Earnings
  Net earnings                                          $     203,970       $    416,761
                                                        =============       ============

 Shares
  Weighted average number of common
   shares outstanding                                      10,209,997          9,688,861
  Assuming exercise of options and warrants
   reduced by the number of shares which could
   have been purchased with the proceeds from
   the exercise of such options and warrants                  106,372            266,179
                                                        -------------       ------------

  Weighted average number of common and
   common equivalent shares outstanding                    10,316,369          9,955,040
                                                        =============       ============

 Earnings per common share                              $         .02       $        .04
                                                        =============       ============